UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15915 Katy Freeway, Suite 450, Houston, Texas, 77094

(Address of principal executive offices)

(210) 998-4035

(Registrant’s telephone number, including area code)

1415 Louisiana, Suite 3500, Houston, Texas 77002

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 15, 2021, Camber Energy, Inc. (the “Company”) filed with the State of Nevada certificates of correction (the “Certificates of Correction”) to correct the original designation of the Company’s Series C Redeemable Convertible Preferred Stock (the “Series C Preferred Stock”) and the subsequent amended and restated designations thereof, to correct certain errors which were identified in such designations as follows:

Section I.D.2(e) of the prior Certificates of Designation (the “Designations”) implicitly excluded as a “Deemed Liquidation Event”, an event or proposal that was initiated by or voted upon by the holder of the Series C Preferred Stock (the “Preferred Shares”), and the Designations have been clarified to expressly exclude such occurrence. Section I.F.4 of the Designations failed to include language to clarify that the Company is not obligated to redeem the Preferred Shares for cash for any reason that is not solely within the control of the Company. Section I.G.1 of the Designations mistakenly included two subsection b.’s where only one was intended, and the unintended subsection b. has been removed. Section I.G.1(e) of the Designations failed to include language to clarify that the Company not having sufficient authorized but unissued shares, solely within the control of the Company and excluding any event that is not solely within the control of the Company, is not a reason that would otherwise trigger the obligations in such section. Sections I.G.1(f) and (g) of the Designations failed to include language to clarify the particular obligations apply only if the Company has sufficient authorized and unissued shares. Section I.G.7(e) of the Designations mistakenly referenced the incorrect Conversion Price. Section I.G.9 of the Designations failed to include language to clarify the maximum number of common shares that could be potentially issuable with respect to all conversions and other events that are not solely within the control of the Company, that the Dividend Maturity Date is to be indefinitely extended and suspended until sufficient authorized and unissued shares become available, the number of shares required to settle the excess obligation is fixed on the date that net share settlement occurs and that all provisions of the Designations are to be interpreted so that net share settlement is within the control of the Company.

The corrections in the Certificates of Correction were effective as of the original filing dates with the Secretary of State of Nevada of the Company’s original Series C Preferred Stock designation (August 25, 2016), the Company’s first amended and restated Series C Preferred Stock designation (July 8, 2019), and the Company’s second amended and restated Series C Preferred Stock designation (December 14, 2020), subject to certain exceptions set forth in the Nevada Revised Statutes. The corrections corrected the designations to reflect the original intentions of the parties and to conform such designations to the way the Series C Preferred Stock had been accounted for in practice since its original designation/issuance.

On April 20, 2021, the Company filed a third amended and restated designation of the Series C Preferred Stock with the Secretary of State of Nevada (the “Third Amended and Restated Designation”), which amended the Designations to state that dividends and conversion premiums will only be paid in shares of Company common stock, and state that redemption amounts will only be paid in shares of Company common stock.

The foregoing descriptions of the Certificates of Correction, the Third Amended and Restated Designation, and their contents are qualified in their entirety by the full text of the Certificates of Correction and Certificate of Amendment, which are filed as Exhibits 3.1, 3.2, 3.3, and 3.4 to, and incorporated by reference in, this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
3.1*	Certificate of Correction to Designation of Series C Preferred Stock, filed April 15, 2021
3.2*	Certificate of Correction to First Amended Designation of Series C Preferred Stock, filed April 15, 2021
3.3*	Certificate of Correction to Second Amended Designation of Series C Preferred Stock, filed April 15, 2021
3.4*	Certificate of Amendment to Designation of Series C Preferred Stock, filed April 20, 2021

_______

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

Date: April 21, 2021	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

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